Westore

            OPERATING PROCEDURES AMENDMENT TO THE OPERATING AGREEMENT

      This Amendment ("Amendment"), made as of June 16, 2003, amends the Operating Agreement between Charles Schwab and Co., Inc. ("Schwab") and each registered investment company ("Fund Company") and each of the series or classes of shares ("Fund(s)"), which are parties thereto, made as of November 27, 1995, as amended thereafter ("Operating Agreement").

      WHEREAS, Schwab wishes to restate and consolidate all the amendments to operating procedures and/or Exhibit A to the Operating Agreement ("Operating Procedures"), while also making certain amendments to the terms of those Operating Procedures, so that all the operating procedures affecting the Account(s) are stated in one document; and

      WHEREAS, the Operating Procedures may be amended by Schwab on 40 days notice to Fund Company, and Schwab has provided this executed Amendment to Fund Company 40 days prior to its effective date.

      NOW THEREFORE, in consideration of the mutual promises in the Operating Agreement, the Operating Procedures are hereby amended as follows:

      1. Exhibit A to the Operating Agreement, as amended, is hereby deleted in its entirety and the Exhibit A attached hereto shall be inserted as Exhibit A to the Operating Agreement.

      2. All prior amendments to the Operating Procedures which have not previously been terminated, including but not limited to, if applicable, the Order Placement Procedures Amendment, the NSCC Procedures Amendment, and the Retirement Plan Same Day Exchange Processing Amendment, are hereby terminated, and are replaced in their entirety by the attached Exhibit A.

      3. This Amendment replaces the Operating Procedures, including all amendments to its terms made subsequent to its effective date, and shall become effective on June 16, 2003. In the event of any conflict between the terms of this Amendment and the terms of any previous amendment to the Operating Agreement which is not specifically terminated in Section 2 of this Amendment, this Amendment shall control.

      IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of Schwab.

CHARLES SCHWAB & CO., INC.


By: /s/ Fred Potts
    --------------------------------
    Fred Potts
    Senior Vice President
    Asset Management Client Services

Date: May 1, 2003

                                    EXHIBIT A
                           TO THE OPERATING AGREEMENT

                              Operating Procedures

      1. The Account.

            a. Registration. Schwab will open an Account with each Fund. The Account shall be registered:

                  Charles Schwab & Co., Inc.
                  Special Custody Account for the Exclusive Benefit of Customers
                  Attention:  Mutual Funds
                  101 Montgomery Street
                  San Francisco, California  94104

The Account will be set up for the reinvestment of capital gains and dividend distributions, unless otherwise specified by Schwab in writing.

            b. Identification. The Fund shall designate the Account with account numbers. Account numbers will be the means of identification when the parties are transacting in the Account.

            c. Possession and Control. The parties acknowledge that the Account is an omnibus account in Schwab's name with shares held by any number of beneficial owners. The parties agree that all Fund shares held by Schwab on behalf an MFMP investor shall be carried in a custody account for the exclusive benefit of customers and shall not be subject to any right, charge, security interest, lien or other claim against Schwab in favor of the Funds or Fund Company.

            d. No Closure. The Account shall be kept open on the Fund's books regardless of a lack of activity or small position size, except to the extent that Schwab takes specific action to close the Account, or to the extent the Fund's prospectus reserves the right to close accounts that are inactive. In the latter case, Fund Company will give prior notice to Schwab before closing any Account.

            e. Additional Accounts. Schwab has the right to open additional Accounts from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate to meet the needs of the MFMP. In the event that it is necessary for Schwab to open an account with a Fund for the payment of distributions in cash, the term "Account" shall mean both the account for the reinvestment of capital gains and dividend distributions and the account for the payment of distributions in cash. Fund Company agrees that it will not establish additional accounts for Schwab without Schwab's prior written instruction.

            f. Reservation of Right to Move Shares. Schwab reserves the right to issue instructions to each Fund to move shares from one Account opened by Schwab to another Account opened by Schwab.

            g. Reconciliation.

                  (i) Schwab will verify, on a next day basis, purchase and redemption orders for Fund shares placed for the Account with each Fund. All activity in the Account must be reflected. Therefore, any "as of" activity must be shown with its corresponding "as of" date.

                  (ii) Schwab must receive statements on or before the eighth Business Day of each month, even if there has been no activity in the Account during the period, unless Schwab can verify transactions by electronic transmission.

                  (iii) The parties agree to notify each other and correct any error in the Account with any Fund upon discovery. If an error is not corrected by the day following discovery, each party agrees to make best efforts to avoid this from hindering any routine daily operational activity.

      2. Authorization to Receive Orders on Fund's Behalf.

            a. Authorization of Schwab. Fund Company hereby designates and authorizes Schwab to receive purchase and redemption orders in proper form ("Orders") from MFMP investors on the Fund's behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such MFMP investor will receive the share price next computed by the Fund after the time at which such MFMP investor places its Order with Schwab.

            b. Authorization of Sub-Designees. Fund Company further agrees that Schwab may designate and authorize such intermediaries as it deems necessary, appropriate or desirable ("Sub-Designees"), to receive Orders from their customers on the Fund's behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such customer will receive the share price next computed by the Fund after the time at which such customer places its Order with Sub-Designee. Schwab shall be liable to Fund Company and the Funds for compliance with the terms of this Section 2.b. to the same extent as if Schwab itself had acted or failed to act instead of the Sub-Designee.

            c. Fund Company Representations and Warranties. In connection with this Section 2, Fund Company represents and warrants to Schwab that all necessary legal and other actions have been taken to authorize Schwab and any Sub-Designee to receive purchase and redemption Orders from MFMP investors on behalf of the Funds for purposes of Rule 22c-1 under the 1940 Act by each Fund's board of directors or board of trustees, and that it will cause each Fund's board of directors or board of trustees to take such necessary legal and other actions regarding the annual review of such authorization.

            d. Schwab  Representations  and Warranties.  In connection with this
Section 2, Schwab represents and warrants that:

                  (i) Schwab's internal control structure over the processing and transmission of Orders for Fund transactions is suitably designed to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close, and to minimize errors that could result in late transmission of Orders to the Funds;

                  (ii) Schwab will review annually the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy.

                  (iii) Each Sub-Designee will be required to adopt and implement written internal controls adequate to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close ("Sub-Designee Internal Control Procedures");

                  (i) Each Sub-Designee will be required to review annually the adequacy of its Sub-Designee Internal Control Procedures and to change and modify them as necessary to maintain their adequacy.

                  (v) Upon  request by Fund  Company,  Schwab will  provide Fund
Company  with  a  description   of  its  Internal   Control   Procedures  and  a
certification from Schwab that they are adequate as of the most recent annual review as well as a certification that each Sub-Designee has adopted and implemented Sub-Designee Internal Control Procedures that are adequate as of the most recent annual review.

            e. Plan Orders. For purposes of processing the Orders of retirement plans for which The Charles Schwab Trust Company ("CSTC") is trustee or custodian of plan assets ("Plans"), Schwab shall designate and authorize CSTC as its intermediary to receive Orders from Plans ("Plan Orders") on the Fund's behalf under Section 2.b. above. For purposes of same day exchange processing of Plan Orders for those Plans electing to participate, Schwab shall also designate and authorize the entities acting as record-keepers to such Plans ("Recordkeepers"), as further intermediaries, to receive instructions for purchase and redemption of Fund shares in proper form from the persons authorized to direct investment of Plan assets ("Instructions"), from which are derived Orders (also "Plan Orders"), on the Fund's behalf under Section 2.b. above. The parties agree that Plan Orders shall be treated as Orders under the Operating Procedures except as set forth in Section 4 below.

      3. NSCC.

            a. In General. Unless otherwise agreed to by the parties, each Account maintained at NSCC will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.

            b. NSCC Covenants. Schwab and Fund Company agree (i) to perform any and all duties, functions, procedures and responsibilities assigned to them by NSCC rules, procedures or other requirements relating to Fund/SERV ("NSCC Fund/SERV Rules"), Defined Contribution Clearance & Settlement ("NSCC DCC&S Rules"), and Networking ("NSCC Networking Rules"), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to the other party through Fund/SERV, DCC&S, or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and
maintain   procedures   reasonably  designed  to  ensure  the  accuracy  of  all
transmissions through Fund/SERV, DCC&S, or Networking and to limit the access to, and the inputting of data into, Fund/SERV, DCC&S, and Networking to persons specifically authorized by the party.

            c. Fund/SERV and DCC&S Transactions. On each Business Day, Fund Company agrees (i) to accept and effect changes in its records upon receipt of purchase, redemption and registration instructions from Schwab electronically through Fund/SERV and DCC&S; (ii) to process any instructions received from Schwab through Fund/SERV and DCC&S in a timely manner; and (iii) to confirm or reject any Fund purchase or redemption Order received from Schwab through Fund/SERV and DCC&S prior to the next opening of the New York Stock Exchange ("Market Open") or to notify Schwab prior to Market Open of any event, such as a systems failure of Fund Company or the NSCC, that would prohibit Fund Company from confirming or rejecting such an Order. Fund Company acknowledges and agrees that its confirmation of any Fund purchase or redemption Order received from Schwab through Fund/SERV and DCC&S will be an acceptance of such Order, and that such acceptance may be revoked only upon Schwab's receipt of a revocation of acceptance prior to Market Open. If Fund Company does not confirm or reject an Order prior to Market Open or notify Schwab as provided in this Section prior to Market Open, such Order will be deemed confirmed and accepted by Fund Company immediately upon Market Open.

            d. Networking. For each Account established and/or maintained pursuant to Networking, Fund Company shall accept and effect changes in its records upon receipt of instructions, communications and actions from Schwab electronically through Networking without supporting documentation from Schwab or the beneficial owners of Fund shares. Fund Company shall be responsible for processing any such instructions, communications or actions from Schwab and for executing the instructions of Schwab in a timely manner. Each Account will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.

      4. Trade Processing.

            a.  Transmission  of Orders and Plan  Orders.  Schwab will  transmit
Orders to Fund Company via NSCC in a Fund/SERV file format and will transmit Plan Orders to Fund Company via NSCC in a DCC&S file format, except as stated below. Schwab agrees that:

                  (i) Orders Transmitted Through NSCC's Fund/SERV. Except as set forth in Sections 4.a.(iii) and 4.b.(i) below, (1) Orders received by Schwab or a Sub-Designee prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) ("Market Close") on any Business Day ("Day 1") (such Orders are referred to herein as "Day 1 Trades") will be transmitted by Schwab to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Fund/SERV Rules on Day 1 (Schwab will notify Fund Company of the need for exception processing under Section 4.b. by 8:00 p.m. Eastern on Day 1) ; and (2) Orders received by Schwab or a Sub-Designee at or after Market Close on Day 1 (such Orders are referred to herein as "Day 2 Trades") will be transmitted by Schwab to Fund Company through NSCC in a Fund/SERV file format in the manner and within the time frame permitted by NSCC Fund/SERV Rules on the next Business Day ("Day 2") (Schwab will notify Fund Company by 8:00 p.m. Eastern on Day 2 in the event of the need for exception processing under Section 4.b.).

                  (ii) Plan Orders Transmitted Through NSCC's DCC&S. Except as set forth in Sections 4.a.(iv) and 4.b.(ii) below (1) Plan Orders received by CSTC prior to Market Close on Day 1 or derived from Instructions received by a Recordkeeper prior to Market Close on Day 1(such Plan Orders are referred to herein as "Day 1 Plan Trades") will be transmitted by Schwab to Fund Company through NSCC in a DCC&S file format in the manner and within the time frame permitted for such orders by NSCC DCC&S Rules ) on Day 2 (Schwab will notify Fund Company by 8:00 a.m. Eastern on Day 2 in the event of the need for exception processing under Section 4.b.); and (2) Plan Orders received by CSTC at or after Market Close on Day 1 or derived from Instructions received by a Recordkeeper at or after Market Close on Day 1 (such Plan Orders are referred to herein as "Day 2 Plan Trades") will be transmitted by Schwab to Fund Company through NSCC in a DCC&S file format in the manner and within the time frame permitted for Plan Orders by NSCC DCC&S Rules )on Day 3 (Schwab will notify Fund Company by 8:00 a.m. Eastern on Day 3 in the event of the need for exception processing under Section 4.b.).

                  (iii)  Orders   Transmitted   Outside  NSCC's  Fund/SERV.   If
transmittal of Orders through NSCC in a Fund/SERV file format is not operationally feasible in accordance with these Operating Procedures, except as set forth in Section 4.b.(i) below, (1) Orders received by Schwab or a Sub-Designee prior to Market Close on Day 1 will be transmitted by Schwab to the Fund by other means by 8:00 p.m. Eastern Time on Day 1 (also "Day 1 Trades"); and (2) Orders received by Schwab or Sub-Designees at or after Market Close on Day 1 will be transmitted by Schwab to the Fund by other means by 8:00 p.m. Eastern Time on Day 2 (also "Day 2 Trades").

                  (iv) Plan Orders Transmitted Outside NSCC's DCC&S. If transmittal of Plan Orders through NSCC in a DCC&S file format is not operationally feasible under these Operating Procedures, (1) Plan Orders received by CSTC prior to Market Close on Day 1 or derived from Instructions received by a Recordkeeper prior to Market Close on Day 1 will be transmitted by Schwab to Fund Company by other means by 9:30 a.m. Eastern time on Day 2 (also "Day 1 Plan Trades"); and (2) Plan Orders received by CSTC at or after Market Close on Day 1 or derived from Instructions received by a Recordkeeper at or after Market Close on Day 1 will be transmitted by Schwab to Fund Company by other means by 9:30 a.m. Eastern time on Day 3 (also "Day 2 Plan Trades").

            b. Transmission Exceptions. Notwithstanding Sections 4.a.(i) through
(iii) above, Fund Company agrees that:

                  (i) Next Day  Transmittal  of Orders.  If Schwab is  prevented from transmitting Day 1 Trades to Fund Company through NSCC's Fund/SERV or outside of NSCC's Fund/SERV on Day 1 due to unforeseen circumstances (such as computer system failures experienced by Schwab, or the NSCC, natural catastrophes, or other emergencies or human error), provided that Schwab notifies Fund Company of such contingency prior to 8:00 p.m. Eastern Time on Day 1, Schwab may:

                        (1) transmit such Day 1 Trades to the Fund through NSCC in a Fund/SERV file format prior to 8:00 p.m. Eastern Time on Day 2, provided further that Schwab notifies Fund Company of the Day 1 Trade information prior to Market Open on Day 2; or

                        (2) transmit such Day 1 Trades through means other than NSCC's Fund/SERV prior to Market Open on Day 2;

                  (ii) Next Day Transmittal of Plan Orders. If Schwab is prevented from transmitting Day 1 Plan Trades to Fund Company through NSCC in a DCC&S file format in accordance with Section 4.a.(ii) due to unforeseen circumstances (such as computer system failures experienced by Schwab or by the NSCC, natural catastrophes, or other emergencies or human error), provided that Schwab notifies Fund Company of such contingency by 8:00 a.m. Eastern on Day 2, Schwab may transmit the Day 1 Plan Trades through means other than NSCC's DCC&S by 9:30 a.m. Eastern time on Day 2; and

                  (iii) Rejected Trades Remediated. In the event that Fund Company rejects a Day 1 Trade transmitted via NSCC in a Fund/SERV file format or a Day 1 Plan Trade transmitted via NSCC in a DCC&S file format (or notifies Schwab pursuant to Section 3.c.(iii) above that it would have rejected the Day 1 Trade or the Day 1 Plan Trade had there not been systems error), and the parties agree that such rejection can be remediated by Schwab, Schwab may follow the procedures for transmitting Orders set forth in Sections 4.b.(i)(1) or (2) above for Day 1 Trades or the procedures for transmitting Plan Orders set forth in
Section 4.b.(ii) above for Day 1 Plan Trades.

      5. Fund's Pricing of Orders. If timely transmitted by Schwab in accordance with Section 4.a. above for regular processing, or in accordance with Section 4.b. above for exception processing upon notification, Fund Company agrees that
(a) Day 1 Trades and Day 1 Plan Trades will be effected at the net asset value of each Fund's shares ("Net Asset Value") calculated as of Market Close on Day 1, and (b) Day 2 Trades and Day 2 Plan Trades will be effected at the Net Asset Value calculated as of Market Close on Day 2. Fund Company agrees that, consistent with the foregoing, Day 1 Trades and Day 1 Plan Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades and Day 2 Plan Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, settlement and effecting distributions.

      6. Order Settlement.

            a. Settlement Date. Schwab and Fund Company will settle Day 1 Trades and Day 1 Plan Trades on Day 2, including settling Day 1 Trades and Day 1 Plan Trades rejected and subsequently remediated prior to Market Open on Day 2 pursuant to Section 3.c.(iii), and will settle Day 2 Trades and Day 2 Plan Trades on Day 3, including settling Day 2 Trades and Day 2 Plan Trades rejected and subsequently remediated prior to Market Open on Day 3 pursuant to Section 3.c.(iii) (each, respectively, a "Settlement Date").

            b. Method of Settlement. All Orders transmitted outside of Fund/SERV shall be settled outside of Fund/SERV on the appropriate Settlement Date set forth in Section 6.a. above. At Schwab's sole discretion, Schwab and Fund Company shall settle Orders transmitted via Fund/SERV either outside of the NSCC's money settlement process or through the NSCC's money settlement process on the appropriate Settlement Date as set forth in Section 6.a. above.

            c. Wire Settlement. With respect to settlement outside NSCC's money settlement process,

                  (i) Schwab will transmit the aggregate purchase price of all the purchase Orders for a given trade date to the Fund by wire transfer on the appropriate Settlement Date;

                  (ii) Fund Company will cause the Fund(s) to send to Schwab the aggregate proceeds of all redemption Orders for the Fund(s) placed by Schwab on a given trade date on the appropriate Settlement Date. Such redemption proceeds will be sent by wire transfer on the Settlement Date for the redemption Orders; provided that Fund Company may, in its discretion, send such proceeds by check if the aggregate amount is less than $250. Wire transfers of redemption proceeds shall be separate from wire transfers for other purposes;

                  (iii) Each wire transfer of redemption proceeds shall indicate, on the Fed Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Fed Funds wire system, Fund Company shall, on the day the wire is sent, notify Schwab of such entries. The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire and will be charged at the Federal Funds rate, or if applicable, as set forth in Section 6.e. above for Fund Company; and

            d. Notification of Extended Settlement. Should a Fund need to extend settlement on an aggregate trade, Fund Company must contact Schwab by 7:00 p.m. Eastern Time on trade date to discuss the extension. For purposes of determining the length of settlement on an aggregate trade, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through another financial intermediary. Each party shall be responsible for the interest cost associated with such party's failure to settle trades in a timely fashion, which interest will be charged at the Federal Funds rate or, if applicable, as set forth in Section 6.e. below for Fund Company.

            e. Interest on Late Settlement. If Fund Company does not settle redemption orders on Settlement Date and has not contacted Schwab by 7:00 p.m. Eastern Time on trade date to discuss such extension of settlement (even if such extension is due to a systems problem unknown on trade date), then Schwab may, at its option, take any or all of the actions set forth below.

                  (i) Charge interest on the amount of the redemption proceeds due to it, as follows:

                        (1) For the first day, (A) Schwab may charge Fund Company interest at the Federal Funds "offered" rate for such day as published in The Wall Street Journal if the amount does not exceed $1 million, or (B)
Schwab may charge Fund Company interest at the Prime Rate for such day as published in The Wall Street Journal if the amount exceeds $1 million; and

                        (2) For each day following the first day, Schwab may charge Fund Company interest at the Prime Rate for each such day as published in The Wall Street Journal, plus 2% per annum; and

                  (ii) Upon notice to Fund Company, on any subsequent Settlement Date and for so long as such redemption proceeds are due to it:

                        (1) Schwab may settle purchase orders and redemption orders net of each other for such Fund; and/or

                        (2) Schwab may net any redemption proceeds still due to it against any net or gross purchase amount due from it from such Fund.

            f. Inability to Verify Redemption Proceeds. For settlement outside of NSCC, in the event that a Fund cannot verify redemption proceeds, Fund Company agrees to settle trades and forward redemption proceeds in accordance with these Operating Procedures based on information provided by Schwab. Schwab will be responsible for the accuracy of all trade information provided by it.

      7. Distributions.

            a. Payment Information Required. For each Account, Fund Company shall provide all distribution and dividend information to Schwab in writing by 3:00 p.m. Eastern time, unless another time is agreed to in writing by the parties, to enable Schwab to pay distributions to MFMP investors on or as close to payable date as practicable. As to each Fund, Fund Company or such Fund shall provide Schwab with (i) the record date, ex-dividend date, and payable date with respect to a Fund as soon as practicable after it is announced, but no later than three (3) Business Days prior to record date, (ii) the record date share balance in the Omnibus Account and the distribution rate per share on the first Business Day after record date, and (iii) the reinvest price per share as soon as it is available. Other distribution information required by Schwab from time to time for payment of distributions to its MFMP investors shall be provided by Fund Company on such dates as are agreed upon between Schwab and Fund Company, but no later than payable date.

            b.  Reinvest   Account.   For  each  Account   designated   for  the
reinvestment of distributions and dividends, and for purposes of effecting cash distributions and dividends through such Account for MFMP investors who have elected through Schwab to receive their capital gains distributions and/or dividends in cash, prior to 10:00 a.m., Eastern Time, on the next Business Day following receipt of the reinvest price per share (R+1), Schwab shall give notification to Fund Company in a manner agreed to by the parties of the aggregate number of Fund shares which resulted from reinvestment of distributions or dividends for MFMP investors who had elected to receive distributions in cash. Fund Company shall make an adjusting reconciling transaction to void the purchase of such number of shares at the reinvest price per share. Schwab shall use the proceeds from such adjusting reconciling transaction to pay the distribution or dividend in cash to MFMP investors who have elected to receive such distributions or dividends in cash. Processing and settlement of any adjusting reconciling transaction shall be by one of the following methods, at Schwab's sole discretion:

                  (i) Schwab shall include such adjusting reconciling transaction in its Fund/SERV transmission on R+1, and Fund Company or Fund shall pay the proceeds from such adjusting reconciling transaction through the NSCC's money settlement process on the next Business Day (R+2); or

                  (ii) Fund Company or Fund shall wire the proceeds resulting from such adjusting reconciling transaction to the designated Schwab bank account on the same Business Day (R+1).

            c. Cash Account. For any Account designated for the payment of distributions and dividends in cash, Fund Company shall either, at Schwab's sole discretion and upon Schwab's direction, (i) pay to Schwab through the NSCC's money settlement process on R+2 the full amount of such capital gains distributions and/or dividends, or (ii) wire to the designated Schwab bank account the full amount of such capital gains distributions and/or dividends on R+1.

            d. Daily Dividend Funds Method of Accrual. Each Fund that pays daily dividends shall accrue dividends commencing on the settlement date for the purchase of Fund shares and terminating on, but including, the trade date for the redemption of Fund shares.

            e. Daily Dividend Funds Required Information. For each Fund that pays daily dividends, Fund Company shall provide to Schwab on a daily basis the following record date information via the NSCC's Mutual Fund Profile Service, Networking, or other mutually agreed upon means: daily rate, cumulative daily rate for the period, account share balance, account accrual dividend amount (for that day), weekend and holiday accrual methodology, account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

            f. Interest on Late Settlement of Distributions. If Fund Company has not paid to Schwab the cash proceeds of the adjusting reconciling transaction required in a reinvest Account under Section 7.b. or the cash proceeds required in a cash Account under Section 7c, either through the NSCC's money settlement process on R+2 or, at Schwab's direction, by wire transfer outside of the NSCC's money settlement process on R+1 (each a "Due Date"), then Fund Company shall pay interest, if charged by Schwab, on the amount of any cash proceeds outstanding on or after the Due Date as set forth in Section 7.f.(i) and (ii) below. Notification under Section 6.d. is not applicable to, and shall have no effect on Schwab's rights under, this Section 7.f.

                  (i) For the Due Date, (1) Schwab may charge Fund Company interest at the Federal Funds "offered" rate for such day as published in The Wall Street Journal if the amount does not exceed $1 million, or (2) Schwab may charge Fund Company interest at the Prime Rate for such day as published in The Wall Street Journal if the amount exceeds $1 million.

                  (ii) For each day following the Due Date, Schwab may charge Fund Company interest at the Prime Rate for each such day as published in The Wall Street Journal, plus 2% per annum.

      8. Transfer of Accounts.

            a. ACATS-Fund/SERV Service. The parties agree to participate in the NSCC's Automated Customer Account Transfer Services (ACATS)-Fund/SERV service. Fund Company and Schwab shall process transfers between accounts held with Schwab or other street name brokers or banks and the Accounts on the Fund's records through NSCC's ACATS-Fund/SERV service immediately upon receipt of instructions.

            b. Non-ACATS-Fund/SERV Transfers. For the purpose of expediting transfers from accounts that must be processed outside of NSCC's ACAT-Fund/SERV service, Fund Company agrees to transfer shares between accounts immediately upon receipt of instructions for MFMP investors or other street name brokers held directly with a Fund and the Account on the Fund's records by (i) accepting change of dealer maintenance or transaction instruction through Networking, or
(ii) if Networking is not available, by accepting by facsimile transmission a summary sheet of information indicating the customers' names, account numbers, the Fund affected, and the number of shares to be re-registered or liquidated ("Summary Sheet").

            c. Signature Guarantee. Schwab represents and warrants that for each transfer and liquidation transfer it initiates pursuant to Sections 8.a. and b. above, it holds each underlying instruction for re-registration or liquidation signed by its customer, and that its customer's signature on such instruction is signature guaranteed by Schwab pursuant to the New York Stock Exchange's Medallion Signature Program. Schwab will retain these documents for the period required by any applicable law rule or regulation.

            d. Indemnification. Schwab agrees to indemnify and hold harmless Fund Company, the Fund and each director, officer, employee and agent of Fund Company ("indemnified person") from and against any and all Losses incurred by any of them arising out of the impropriety of any transfer or liquidation transfer initiated by it and effected by the Fund at Schwab's instruction in reliance on this Section 8 to the same extent as provided under the New York Stock Exchange's Medallion Signature Program, except to the extent such Losses arise out of the failure of any indemnified person to comply with the instructions provided by Schwab as set forth in Sections 8.a. and b. above.

            e. Settlement of Liquidation Transfers. Fund Company agrees to settle proceeds resulting from liquidation transfers with Schwab as set forth in
Section 6 above.

            f. No Individual FBO Accounts. Fund Company shall process all transfer and liquidation requests into the appropriate Account. At no time shall any Fund establish any separate account registered to Schwab for the benefit of an individual shareholder. In the event any such account is mistakenly opened, Schwab reserves the right to instruct the Fund to move Fund shares to the Account. Fund Company further agrees that it shall provide notification to Schwab prior to effecting transfers of shares into the Account(s), and shall not effect transfers of shares out the Account(s) without Schwab's instruction, as provided in Sections 8.a. and b. above.

            g. Qualified Custodian Status. Schwab represents and warrants that it is qualified as a custodian to accept in the Accounts shares from Fund IRA, Keogh or 401(k) accounts.

            h. Confirmation of Transfers. Fund Company must confirm to Schwab the completion of each transfer on the day it occurs. The confirming information shall include the number of shares, date ("as of" date if unavoidable delay), transaction date, account number of the customer and the Account, registration, accrued dividends and account type (i.e., IRA, Keogh, 401(k), etc.).

            i. Trailing Dividends. Transfer processing after record date but prior to payable date will include all accrued dividends. Each Fund is responsible for monitoring all completed full transfers for "trailing" dividends. Should a "trailing" dividend appear in an account, a Fund shall send such dividend to Schwab within five (5) Business Days, along with a specific written notification thereof. Notification shall include details of the dividend and customer, including the customer's social security number or taxpayer identification number, and/or the account number for the Account to which the transfer was made.

            j. Share Certificates. If MFMP investors submit share certificates for transfer into their Schwab brokerage accounts, Schwab will send such certificates, properly endorsed to the applicable Fund, for transfer into the Account with such Fund. Upon Schwab's request, Fund Company agrees to provide the status of said certificates and book share balances.

      9. General.

            a. Record Maintenance.

                  (i) Schwab maintains records for each of its customers who holds Fund shares through the Account, which records include:

                        (1) Number of shares;

                        (2) Date, price and amount of purchases and redemptions (including dividend reinvestments) and date and amounts of dividends paid for at least the current year to date;

                        (3) Name and address of each of its customers, including zip codes and social security numbers or taxpayer identification numbers;

                        (4) Records of distributions and dividend payments;

                        (5) Any transfers of shares; and

                        (6) Overall control records.

                  (ii)  Schwab  posts   transactions   in  Fund  shares  to  its
customers' brokerage accounts.

            b. Shareholder Communication.

                  (i) Fund Company shall arrange with Schwab, or a mailing agent designated or approved by Schwab, for the distribution of the materials listed below to all of Schwab's customers who hold Fund shares, which distribution shall be so arranged by Fund Company as to occur immediately upon the effective date of the materials:

                        (1) All proxy or information statements prepared for circulation to shareholders of record of such Fund;

                        (2) Annual reports;

                        (3) Semi-annual reports;

                        (4) Quarterly reports (if applicable); and

                        (5) All updated prospectuses, supplements and amendments thereto.

Fund Company shall be responsible for providing the materials and for Schwab or the mailing agent's fees in connection with this service as well as for timely distribution. Fund Company agrees to have Schwab or the mailing agent consolidate mailings of material to shareholders of more than one Fund if the mailing is identical for all Funds in the Fund Company family.

            (ii) In addition to the materials listed above, Fund Company agrees to provide directly to Schwab all prospectuses, statements of additional information and supplements and amendments thereto, and annual and other periodic reports for each Fund in amounts reasonably requested by Schwab for distribution to its customers. Fund Company is obligated to supply these materials to Schwab in a timely manner so as to allow Schwab, at its own expense, to send current prospectuses and statements of additional information and periodic reports, immediately upon their effective dates, to customers and prospective customers requesting them through Schwab. Schwab will also send a current Fund prospectus with purchase trade confirmations for the initial purchase of a Fund. Fund Company shall notify Schwab immediately of any change to a Fund's prospectus.

                  (iii) If Schwab acts as clearing broker in an omnibus relationship with a correspondent bank or broker ("Correspondent"), upon the request of Schwab, Fund Company shall also provide to Schwab, in a timely manner, sufficient supplies of Fund materials identified in Sections 9(b)(i) and 5(b)(ii) for Schwab to give to Correspondent for the distribution of such materials to Correspondent's customers who hold Fund shares.

                  (iv) Fund Company shall ensure that the prospectus of each of its Funds discloses that a broker may charge transaction fees on the purchase and/or sale of Fund shares. Fund Company shall also ensure that either the prospectus, or the statement of additional information ("SAI") if the SAI is incorporated in the prospectus, of each of its Funds discloses that:

                        (1) the Fund has authorized one or more brokers to receive on its behalf purchase and redemption Orders;

                        (2) such brokers are authorized to designate other intermediaries to receive purchase and redemption Orders on the Fund's behalf;

                        (3) the Fund will be deemed to have received a purchase or redemption Order when an authorized broker or, if applicable, a broker's authorized designee, receives the Order;

                        (4) customer Orders will be priced at the Fund's Net Asset Value next computed after they are received by an authorized broker or the broker's authorized designee and accepted by the Fund;

                        (5) the performance of the Fund may be compared in publications to the performance of various indices and investments for which reliable performance data is available;

                        (6) the performance of the Fund may be compared in publications to averages, performance rankings, or other information prepared by recognized mutual fund statistical services; and

                        (7) the annual report contains additional performance information and will be made available to investors upon request and without charge.

                  (v) Schwab mails statements to its customers on a monthly basis (or as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such customer and the net asset value of each such Fund as of a recent date.

                  (vi) Schwab responds to customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates. With respect to Fund shares purchased by customers, Schwab provides average cost basis reporting to assist customers in the preparation of income tax returns.

            c. Dividend and Distribution Reporting.

                  (i) For annual tax reporting purposes, Fund Company shall inform Schwab by January 15 of the portion of each Fund's distributions for the previous calendar year that include dividends, capital gains, and tax reclassifications; and by February 15, the portion of each Fund's distributions for the previous calendar year that include foreign source income, tax exempt income by state of origin or return of capital, U.S. government obligation interest, creditable and non-creditable foreign tax, dividends eligible for the corporate dividends received deductions, and redemption proceeds and throwback dividends.

                  (ii) In conformance with its status as a broker/dealer holding its customers securities in street name, Schwab shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations and (iii) gross proceeds of sales transactions as required.

            d. Mergers, Splits and Reorganization Activities. Upon notice from Fund Company as set forth in this Section 9.d., Schwab shall effect mergers, splits, reverse splits and other corporate actions and reorganization activities (collectively "Fund Events") of a Fund for its customers. The notice must state the record date and type of Fund Event, and must be received by Schwab at least three Business Days prior to the record date of the Fund Event. By 6:00 p.m. Eastern time on the record date of such Fund Event, Fund Company shall provide all relevant information related to the Fund Event, including, for example and as applicable, factors, field inputs, the ratio of a split, and factor of merged shares.

            e. Pricing information. On every Business Day, Fund Company will provide to Schwab prior to 7:00 p.m., Eastern Time, each Fund's closing Net Asset Value and public offering price (if applicable) for that day and/or notification of no price for that day. Fund Company shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund (e.g. natural disasters, etc.).

            f. Notice of Closing. Fund Company will provide at least two (2) days prior written notice to Schwab if Fund Company will be closed for business on any Business Day or portion thereof from Market Open through Market Close.

            g. Price, Distribution Rate and Other Errors.

                  (i) In the event adjustments are required to correct any error in the computation of the Net Asset Value or public offering price of a Fund's shares, in the distribution rate for a Fund's shares, or otherwise, Fund Company shall notify Schwab upon discovering the need for such adjustments. Notification may be made orally, but must be confirmed in writing.

                  (ii) Schwab and Fund Company shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be taken in the Account until such agreement is reached. Following resolution, upon request by Schwab, Fund Company shall provide Schwab with written notification of the resolution. The letter shall be written on Fund Company letterhead and shall state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. Fund Company agrees that Schwab may send this writing, or derivation thereof, to Schwab's MFMP investors whose accounts are affected by the price or rate change.

                  (iii) If an MFMP investor has received cash in excess of what he or she is entitled, Schwab will, when requested by Fund Company, and to the extent practicable and permitted by law, debit the customer's brokerage account in the amount of such excess, but only to the extent of any cash in the account, and repay it to the Fund. In no event, however, shall Schwab be liable to Fund Company or the Fund for any such amounts, unless the error was caused Schwab's breach of this Agreement or its willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. Upon the request of Fund Company, Schwab shall provide Fund Company with the name of Schwab's customer and other relevant information concerning the customer's brokerage account to assist Fund Company in the collection from Schwab's customer of any such excess amount not repaid to the Fund.

                  (iv) If an  adjustment  is necessary to correct an error which has caused Schwab's customers to receive dollars or shares less than that to which they are entitled, the Fund shall, as appropriate and as mutually agreed by the parties pursuant to Section 9.g.(ii) above, make all necessary adjustments to the number of shares owned in the Account and/or distribute to Schwab any and all amounts of the underpayment. Schwab will credit the appropriate amount of such shares or payment to each MFMP investor.

                  (v) For purposes of making adjustments, including the collection of overpayments, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats all other shareholders, including those that hold Fund shares directly with the Fund and those that hold indirectly through another financial intermediary. When making adjustments for an error, a Fund shall not net transactions for that day in the Account.

            h. Redemptions in Kind. Fund Company represents that each Fund that has reserved the right to redeem in kind has filed Form N-18F-1 with the Securities and Exchange Commission. For purposes of complying with the Fund's election on Form N-18F-1, Fund Company agrees that it will treat as a "shareholder" each shareholder that holds Fund shares through the Account, provided that Schwab provides to Fund Company, upon request, the name or account number, number of Fund shares and other relevant information for each such shareholder. Fund Company acknowledges that treatment of Schwab as the sole shareholder of Fund shares held in the Account for purposes of applying the limits in Rule 18f-1 under the 1940 Act would be inconsistent with the intent of Rule 18f-1 and the Fund's election on Form N-18F-1 and could unfairly prejudice shareholders that hold Fund shares through the Account.

            i. Suspension of Purchases. Upon notice to Fund Company, Schwab may suspend purchases by any or all segments of MFMP investors of any or all classes of Fund shares made available through the MFMP for any period of time.

            j. New Processing Systems. Fund Company agrees to cooperate to the extent possible with Schwab as Schwab develops and seeks to implement new processing systems for the MFMP.